Exhibit 10.1

EXECUTION COPY

MUTUAL RELEASE

1.             Termination of Employment.  Thomas Manuel (“Executive”) and Aventine Renewable Energy Holdings, Inc. (together with its successors and assigns the “Company”) acknowledge that Executive’s last day of employment with the Company is August 19, 2011 (the “Termination Date”).

2.             Consideration.  Subject to Executive’s signing (and not revoking within the time specified in Section 6 below) this Mutual Release (this “Mutual Release”), Executive shall receive the following, which the parties agree shall be in full satisfaction of Executive’s rights and the Company’s obligations under Section 8(d) of the Employment Agreement by and between the Company and Executive, dated March 15, 2010 (the “Employment Agreement”), a copy of which is attached hereto and incorporated herewith:

(a)           the Company shall pay or provide to Executive the Accrued Obligations at the times, and subject to the conditions set forth in, Section 8(a) of the Employment Agreement;

(b)           within sixty (60) days following the Termination Date, but in no event later than five (5) days following the Effective Date (as defined in Section 6), the Company shall pay to Executive a lump sum severance payment in the amount of One Million Dollars ($1,000,000);

(c)           the Company shall pay the costs of continued group life insurance coverage for Executive and his dependents under the plans and programs in which Executive participated immediately prior to the Termination Date, or materially equivalent plans and programs maintained by the Company in replacement thereof, for a period of eighteen (18) months following the Termination Date (the “Coverage Period”);

(d)           if Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for group medical, dental, and vision insurance coverage for Executive and his dependents under the plans and programs in which Executive participated immediately prior to the Termination Date, or materially equivalent plans and programs maintained by the Company in replacement thereof, and timely pays the monthly premiums for such COBRA coverage, then the Company shall reimburse Executive during the Coverage Period for the amount of such monthly premium that is in excess of the active employee rate for such coverage (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), on a tax grossed-up basis to the extent such monthly premium is taxable to Executive, payable on the first Company payroll date in each month following the Termination Date;

(e)           all outstanding equity awards held by Executive, as set forth on Schedule I hereto, shall become fully vested and, to the extent applicable, exercisable as of the Termination Date;

(f)            the Restricted Stock Units set forth on Schedule I hereto shall be settled on October 18, 2011, and any withholding obligation upon such settlement of the Restricted Stock Units shall be settled by reducing the number of shares of the Company’s common stock (“Common Stock”) otherwise issuable pursuant to the settlement of the Restricted Stock Units by a number of shares of Common Stock with a Fair Market Value (as defined the Company’s 2010 Equity Incentive Plan) equal to such withholding obligation; and

(g)           the Options and Hybrid Equity Units set forth on Schedule I hereto shall remain exercisable until August 19, 2012, and shall terminate as of such date to the extent not exercised.

3.             Releases.

(a)   Executive, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Executive Parties”), hereby fully releases and discharges the Company, its parents, subsidiaries, affiliates, insurers, successors, and assigns, and their respective officers, directors, employees, related parties and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Parties”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed (collectively, “Claims”), which Executive Parties have, from the beginning of time through the date Executive signs this Mutual Release, against the Company Parties arising out of or in any way related to Executive’s employment with the Company or the termination of his employment with the Company.  Notwithstanding anything herein to the contrary, the release set forth in this Section 3(a) shall not (i) apply to any benefits due to Executive under this Mutual Release, (ii) apply to Executive’s right to a gross-up payment under Section 8(g) and Exhibit B of the Employment Agreement, each of which shall continue in full force and effect following the Termination Date; (iii) apply to Executive’s rights to indemnification from the Company or rights to be covered under any applicable insurance policy with respect to any liability Executive incurred or might incur as an employee, officer or director of the Company or a fiduciary of any Company benefit plan including, without limitation, Executive’s rights under Section 9 of the Employment Agreement, which shall continue in full force and effect following the Termination Date; (iv) impair any vested benefits Executive may have, as of the Termination Date, under any other employee benefit plans and programs applicable to Executive as of the Termination Date; and (v) impair Executive’s rights to any continuation of medical coverage, pursuant to COBRA.

(b)   The Company, for itself and the Company Parties, hereby fully releases and discharges Executive and Executive Parties from any and all Claims which the Company and the Company Parties have, from the beginning of time through the date the Company signs this Mutual Release, against Executive and the Executive Parties arising out of or in any way related to Executive’s employment with the Company or the termination of his employment with the Company.  Notwithstanding anything herein to the contrary, the release set forth in this Section 3(b) shall not apply to any Claims that relate to or arise from an act or omission by Executive that would constitute a crime under applicable federal, state, and local statutory and regulatory law.

4.             Waiver of Rights Under All Applicable Statutes, Contract And Common Law.  The parties understand that the releases set forth in Section 3 waive all claims and rights such party may have under certain applicable federal, state and local statutory and regulatory laws, as each may be amended from time to time, including but not limited to, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Americans with Disabilities Amendment Act, the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, and all other statutes, regulations, contracts, common law, and other laws in any and all jurisdictions.

5.             Informed and Voluntary Signature.  No promise or inducement has been made to either party other than those set forth in this Mutual Release.  This Mutual Release is executed by Executive without reliance on any representation by the Company or any of its agents.  Executive states that that he is fully competent to manage his business affairs and understands that he is waiving legal rights by signing this Mutual Release.  Executive hereby acknowledges that he has carefully read this Mutual Release and has had the opportunity to thoroughly discuss the terms of this Mutual Release with legal counsel of his choosing.  Executive hereby acknowledges that he fully understands the terms of this Mutual Release and its final and binding effect and that he affixes his signature hereto voluntarily and of his own free will.

6.             Waiver of Rights Under the Age Discrimination Act.  Executive understands that this Mutual Release, and the release contained in Section 3(a), waives all of his claims and rights under the ADEA. The waiver of Executive’s rights under the ADEA does not extend to claims or rights that might arise after the date this Mutual Release is executed by Executive.  All or part of the consideration to be paid to Executive are in addition to any sums to which Executive would be entitled without signing this Mutual Release. For a period of seven (7) days following Executive’s execution of this Mutual Release, Executive may revoke the terms of this Mutual Release by a written document received by the Company no later than 11:59 p.m. of the seventh day following Executive’s execution of this Mutual Release.  This Mutual Release will not be effective until said revocation period has expired without a revocation by Executive (the “Effective Date”). Executive acknowledges that he has been given up to twenty-one (21) days to decide whether to sign this Mutual Release. Executive has been advised to consult with an attorney prior to executing this Mutual Release and has been given a full and fair opportunity to do so.

7.             Covenant Not To Sue.  Except for an action brought to enforce this Mutual Release or challenge the validity of the ADEA waiver, the parties agree to refrain from filing or otherwise initiating any action, lawsuit, charge, claim, demand, grievance, arbitration or other legal action against the other party or the Company Parties or Executive Parties, as applicable, over matters released or waived herein, and agree that they will refrain from participating in any action, complaint, charge, claim, demand, grievance, arbitration or other legal action initiated or pursued by any individual, group of individuals, partnership, corporation or other entity against the other party and/or the Company Parties or Executive Parties, as applicable, over matters released or waived herein, except as required by law.  Notwithstanding the foregoing, nothing in this Mutual Release shall interfere with Executive’s right to file a charge with or participate in an investigation or proceeding by the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency; however, the consideration provided to Executive under this Mutual Release shall be the sole relief provided for the released claims. Executive will not be entitled to recover and Executive agrees to waive any monetary benefits or other recovery in connection with any such charge or proceeding, without regard to who has brought such charge or proceeding.

8.             Litigation And Regulatory Cooperation.  Executive shall (a) reasonably cooperate with the Company and/or Company Parties in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company and/or Company Parties that relate to events or occurrences that transpired while Executive was employed by the Company and (b) reasonably cooperate with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company; provided, that the forgoing shall not apply if the interests of the Company and Executive are adverse.  Any request for such cooperation shall take into account Executive’s other personal and business commitments.  For any such cooperation that Executive provides after December 31, 2011, the Company shall pay Executive a per diem fee for such cooperation (calculated as one-fifth the weekly gross Base Salary at the rate in effect immediately prior to the Termination Date, which the parties hereby acknowledge and agree was the rate of $500,000 per year), paid on the last day of the month following the month in which such fee was earned.  The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by him in connection with providing such cooperation, and for legal fees to the extent Executive in good faith reasonably believes that he needs the advice of his own counsel.  Executive’s entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to this Section 8, shall in no way affect Executive’s rights, if any, to be indemnified and/or advanced expenses under law or in accordance with the Company’s by-laws.  Any reimbursement of expenses pursuant to this Section 8 shall be made in the manner set forth in Sections 4(g) and 15(h)(vii) of the Employment Agreement.

9.             Reaffirmation of Continuing Obligations Under Employment Agreement And Applicable Law.  Nothing in this Mutual Release is intended to replace, supersede or supplant Executive’s obligations under the Employment Agreement that specifically continue following a termination of his employment.  By executing this Mutual Release, Executive hereby acknowledges and reaffirms all such continuing obligations under the Employment Agreement and applicable law, including but not limited to his obligations set forth in Section 10 of the Employment Agreement, entitled “Restrictive Covenants.”  These obligations include, without limitation, Executive’s agreements concerning Confidential Information, non-competition and non-solicitation.

10.           No Admission of Liability.  This Mutual Release shall not in any way be considered or construed as an admission by either party of any improper actions or liability whatsoever as to the other party or any other person.

11.           Board Resignation/Effect of Termination.  Effective as of the Termination Date, Executive (a) hereby resigns as a member of the Company’s Board of Directors and (b) shall have no authority to act on behalf of the Company and shall not hold himself out as having such authority or otherwise act in an executive or other decision making capacity.  On the Termination Date, Executive shall cease to be eligible to participate in any of the Company’s employee benefits plans for the benefit of employees and officers, other than as set forth in Section 2, including without limitation his right to elect continuation coverage under COBRA.

12.           Miscellaneous.

(a)           This Mutual Release shall be governed in all respects by the laws of the State of New York without regard to the principles of conflict of law.

(b)           In the event that any one or more of the provisions of this Mutual Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Mutual Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c)           This Mutual Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)           The paragraph headings used in this Mutual Release are included solely for convenience and shall not affect or be used in connection with the interpretation of this Mutual Release.

(e)           This Mutual Release and the Employment Agreement represent the entire agreement between the parties with respect to the subject matter hereto and may not be amended except in a writing signed by the Company and Executive.

(f)            This Mutual Release shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of the Company Parties and Executive Parties and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company Parties and Executive Parties.

(g)           The Company may withhold from any amounts or benefits payable under this Mutual Release any taxes that are required to be withheld pursuant to any applicable law or regulation.

(h)           The Company shall give Executive a reasonable opportunity to review, comment on and approve (which approval shall not be unreasonably withheld or delayed) any public announcement (including any filing with a governmental agency or stock exchange) relating to this Mutual Release or the termination of Executive’s employment with the Company.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Mutual Release as of the dates set forth below their signature below.

Aventine Renewable Energy Holdings, Inc.

By:	/s/ Timothy J. Bernlohr
Name:	Timothy J. Bernlohr
Title:	Director

Date:	August 18, 2011

Executive:

/s/ Thomas Manuel
Thomas Manuel

Date:	August 18, 2011

Schedule I

EQUITY AWARDS

1.               Options to acquire 128,250 shares of Common Stock with an exercise price of $45.60

2.               42,750 shares of Restricted Stock

3.               128,250 Restricted Stock Units

4.               79,184 Hybrid Equity Units

1